Exhibit 10.19C

AMENDMENT NO. 3 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT

[XU HONG BIN]

THIS AMENDMENT NO. 3 TO MAJORITY STOCKHOLDER CONSENT AGREEMENT (this “Amendment”) is made and entered into as of October 30, 2008, by and among HECKMANN CORPORATION, a Delaware corporation (“Parent”), XU HONG BIN (the “Consenting Stockholder”), and Kotex Development Limited, a company organized under the laws of the British Virgin Islands (“Affiliated Entity”) and amends that certain Majority Stockholder Consent Agreement (the “Agreement”) by and between Parent and the Consenting Stockholder dated as of May 19, 2008, as amended by Amendment No. 1 to Majority Stockholder Consent Agreement dated as of September 19, 2008 and Amendment No. 2 to Majority Stockholder Consent Agreement dated as of September 26, 2008.

RECITALS

A.    Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and China Water and Drinks, Inc., a Nevada corporation (the “Company”) have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B.    Pursuant to Section 7.2 of the Agreement, Parent and the Consenting Stockholder may amend the Agreement by signing an instrument in writing.

C.    The Consenting Stockholder has advised Parent that Consenting Stockholder may transfer to the Affiliated Entity all of the shares of Parent Common Stock that will be owned by the Consenting Stockholder after the consummation of the Merger, and Parent has agreed to permit such transfer subject to the terms and conditions set forth in this Amendment No. 3.

D.    Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 7.2 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1: AMENDMENT

1.1    The Agreement is amended by inserting a new Recital H immediately following Recital G as it currently exists, reading in its entirety as follows:

“H.    Contemporaneously with the closing of the Merger, the Consenting Stockholder will instruct the exchange agent in the Merger to issue to the Affiliated Entity 16,532,100 shares of Parent Common Stock issuable in the Merger in exchange for shares of Company Common Stock beneficially owned by the Consenting Stockholder (the “Transferred Shares”).”

1.2    The Agreement is amended to renumber Recital H as Recital I.

1.3    Section 5.4 of the Agreement is amended by adding the following immediately prior to the final sentence of Section 5.4:

“The Affiliated Entity shall give prompt notice to Parent of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of the Affiliated Entity contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by it under this Agreement.”

1.4    Section 5.5 of the Agreement is modified by ending the following sentence at the end thereof:

“Notwithstanding anything to the contrary, contemporaneously with the closing of the Merger, the Consenting Stockholder may instruct the exchange agent in the Merger to issue to the Affiliated Entity the Transferred Shares subject to the remaining provisions of this Agreement.”

1.5    Section 5.8 of the Agreement is amended and restated in its entirety to read as follows:

“5.8    Escrow.

5.8(a) In order to secure the Consenting Stockholder’s and Affiliated Entity’s obligations under Section 3, Section 5.1, and Section 5.5 above and Section 6 below, as applicable, Parent shall hold the certificates evidencing the Transferred Shares, in escrow together with separate stock powers executed by the Affiliated Entity in blank for transfer. Parent shall not retain the Transferred Shares except as provided in Section 6 of this Agreement. In the event Parent is entitled to any Transferred Shares under Section 6 below, Parent is hereby authorized by the Affiliated Entity, as the Affiliated Entity’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Transferred Shares to which Parent is then entitled and to transfer such Transferred Shares in accordance with the terms hereof.

5.8(b) On March 31, 2010, Parent shall deliver to the Affiliated Entity the certificates representing 80% of the Transferred Shares and, on the date that is the two year anniversary of the Closing Date, Parent shall deliver to the Affiliated Entity the certificates representing the remaining Transferred Shares, in each case, less the number of Transferred Shares having a Value (as determined in the manner set forth in Section 6.2(e)) below (but based on the 15-day trading period ending on the day before the release date) equal to the good faith estimate of Losses that the Parent Indemnified Parties have incurred or expect to incur for claims made under Section 6.2. The Affiliated Entity shall retain the full power to vote its Parent Shares in its discretion and the Transferred Shares shall remain the sole property of the Affiliated Entity, in each case, unless and until such Transferred Shares shall have been recovered pursuant to Section 6.2(e). At such time as any Transferred Shares are no longer subject to the provisions of Section 2, Section 5.1, Section 5.5 or Section 6, Parent shall, at the written request of the Affiliated Entity, deliver to the Affiliated Entity the certificates representing such Transferred Shares.”

5.8(c) The parties agree to discuss in good faith the creation by the Consenting Stockholder and funding with shares of Company Common Stock or Parent Common Stock, as the case may be, of a trust, escrow or other arrangement for the benefit of his children, in an amount not to exceed $3.5 million.”

1.6    Section 6.2(b)(i) of the Agreement is amended and restated in its entirety to read as follows:

“(i) A Parent Indemnified Party shall give written notice of a claim for indemnification under Section 6.2(a) to the applicable Stockholder Indemnifying Party and to the Affiliated Entity promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim in the form of a formal complaint filed with a court of competent jurisdiction and served on the Parent Indemnified Party or in the form of a final determination by any Governmental Body), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of the Parent Indemnified Party to recover indemnity or reimbursement except to the extent that the Stockholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Parent Indemnified Party shall also provide the Stockholder Indemnifying Party and to the Affiliated Entity with such further information concerning any such claims as the Stockholder Indemnifying Party may reasonably request by written notice.”

1.7    Section 6.2(e) is hereby amended by deleting each instance of the words “Parent Shares” appearing therein and replacing such words with the words “Transferred Shares.”

SECTION 2: MISCELLANEOUS PROVISIONS

2.1    Covenants of Consenting Stockholder. The Consenting Stockholder agrees to make or obtain all ownership, registration, tax, stamp duty of other required filings, payments or approvals that may be required in connection with the transfer of the Transferred Shares by the Consenting Stockholder to the Affiliated Entity.

2.2    Accession by the Affiliated Entity to the Agreement. Upon execution of this Amendment, the Affiliated Entity will become a party to the Agreement and shall be deemed to have made the same representations and warranties contained in Sections 3.1, 3.3, 3.4 and 3.5 to have agreed to the covenants of the Consenting Stockholder contained in Sections 5.3, 5.4, 5.5, and 6 as if the Affiliated Entity were the Consenting Stockholder.

2.3    Effectiveness. This Amendment shall become effective upon execution.

2.4    Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

2.5    Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.6    Execution of Agreement; Counterparts; Electronic Signatures.

         2.4(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

         2.4(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         2.4(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.7    Legal Representation of the Parties. This Amendment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Amendment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.8    Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written:

PARENT:

HECKMANN CORPORATION

By:	/s/ Richard J. Heckmann

Name:	Richard J. Heckmann

Title:	Chairman & CEO

CONSENTING STOCKHOLDER:

/s/ Xu Hong Bin
XU HONG BIN

AFFILIATED ENTITY:

Kotex Development Limited

By:	/s/ Xu Hong Bin

Name:	Xu Hong Bin